AMENDMENT TO SCHEDULE C
                                     OF THE
                               CUSTODIAN AGREEMENT

             PORTFOLIOS OF PBHG INSURANCE SERIES FUND (the "Trust")

      This Schedule C to the Custodian Agreement (the "Agreement") dated February 26, 2002, by and between First Union National Bank and the Trust, is amended as of the ___day of _____ to add the PBHG Stable Value Portfolio to the
Agreement:

PBHG Growth II Portfolio
PBHG Select 20 Portfolio
PBHG Large Cap Growth Portfolio
PBHG Technology & Communications Portfolio
PBHG Select Value Portfolio
        (formerly, PBHG Large Cap Value Portfolio)
PBHG Small Cap Value Portfolio
PBHG Mid-Cap Value Portfolio
PBHG Small Cap Growth Portfolio
PBHG Stable Value Portfolio

Date: __________, 2002


PBHG Insurance Series Fund                  First Union National Bank


By:______________________________           By:_____________________________

Title:                                             Title: